Exhibit 10.1

EXECUTION VERSION

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Second Amendment (this “Second Amendment”) to the Merger Agreement (as defined below) is made and entered into as of August 9, 2023, by and among (i) Digital World Acquisition Corp., a Delaware corporation (together with its successors, the “Purchaser”), (ii) DWAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) ARC Global Investments II, LLC, a Delaware limited liability company, in the capacity as the Purchaser Representative thereunder (the “Purchaser Representative”), (iv) the Company’s General Counsel, in the capacity as the Seller Representative thereunder (the “Seller Representative”), and (v) Trump Media & Technology Group Corp., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

RECITALS:

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger, dated as of October 20, 2021 (as amended by the First Amendment to the Agreement and Plan of Merger, dated as of May 11, 2022, the “Merger Agreement”);

WHEREAS, the Parties now desire to amend the Merger Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Merger Agreement, the Parties, intending to be legally bound, do hereby acknowledge and agree as follows:

1. Amendments to Merger Agreement.

(a) In Section 1.9(a), Section 1.9(d), Section 1.9(e), Section 1.13(d), Section 1.17, Section 1.17(d), Section 3.6(a), Section 5.5, Section 5.12, Section 9.1, the definition of “Purchaser Share Price” and the definition of “Trading Day”, the references to “Purchaser Common Stock” are hereby replaced with “Purchaser Class A Common Stock”.

(b) Section 1.7 of the Merger Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“1.7 Amended Purchaser Charter. Upon the Effective Time, the Purchaser shall amend and restate its Amended and Restated Certificate of Incorporation in a form to be mutually agreed between the Purchaser and the Company (the “Amended Purchaser Charter”) which shall, among other matters, amend the Purchaser’s Certificate of Incorporation to (i) provide that the name of the Purchaser shall be changed to “Trump Media & Technology Group Corp.” or such other name as mutually agreed to by the Parties, (ii) provide for size and structure of the Post-Closing Purchaser Board in accordance with Section 5.17, (iii) convert the Purchaser Class A Common Stock and Purchaser Class B Common Stock on a one-to-one basis into one class of common stock and (iv) remove and change certain provisions in the Certificate of Incorporation related to the Purchaser’s status as a blank check company. The board of directors of the Purchaser shall approve the Amended Purchaser Charter (including the High Vote Stock Terms) prior to the filing of the final definitive Registration Statement.”

(c) Section 1.8(a) of the Merger Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(a) As consideration for the Merger, (i) the Company Security Holders collectively, shall be entitled to receive from the Purchaser, in the aggregate, a number of Purchaser Securities with an aggregate value equal to (the “Merger Consideration”) (A) Eight Hundred Seventy-Five Million U.S. Dollars ($875,000,000), minus (B) the amount of Closing Net Debt, minus (C) the amount of any Transaction Expenses, with each Company Stockholder (other than the Company Principal who shall instead receive the Purchaser High Vote Common Stock) receiving for each share of Company Stock held (excluding any Company Securities described in Section 1.9(b)) a number of shares of Purchaser Class A Common Stock equal to (I) the Per Share Price, divided by (II) the Redemption Price (the “Conversion Ratio”), and (ii) the holders of Company Common Stock that was received pursuant to Section 9(g) shall be entitled to receive from the Purchaser a number of shares of Purchaser Class A Common Stock equal to the number of shares of Company Common Stock that were issued to the holders of Company Convertible Notes pursuant to Section 1.9(g), multiplied by the Conversion Ratio (the total portion of the Merger Consideration amount payable to all Company Stockholders (but excluding holders of Company Options) in accordance with this Agreement is also referred to herein as the “Stockholder Merger Consideration”); provided, that the Merger Consideration otherwise payable to Company Stockholders is subject to the withholding of the Escrow Shares deposited in the Escrow Account in accordance with Section 1.16, and after the Closing is subject to adjustment in accordance with Section 1.13 and reduction for the indemnification obligations of the Indemnifying Parties set forth in Article VI. The holders of Company Options shall receive such number of Assumed Options as described in Section 1.9(d) with such terms and conditions as described in Section 1.9(d). The holders of Company RSUs shall receive such number of Exchanged RSUs as described in Section 1.9(e) with such terms and conditions as described in Section 1.9(e).”

(d) Section 1.9(g) of the Merger Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(g) Company Convertible Notes. Each Company Convertible Note that is issued and outstanding immediately prior to the Effective Time shall automatically convert immediately prior to the Effective Time into a number of shares of Company Common Stock as such Company Convertible Note would automatically convert upon the consummation of a business combination with Purchaser, in accordance with each such Company Convertible Note.”

(e) In Section 1.16(a) of the Merger Agreement, the reference to “five percent (5%)” is hereby replaced with “three percent (3%)”.

(f) In Section 1.17(a)(i) of the Merger Agreement, the reference to “$15.00” is hereby replaced with “$12.50”.

(g) In Section 1.17(a)(ii) of the Merger Agreement, the reference to “$20.00” is hereby replaced with “$15.00”.

(h) In Section 1.17(a)(iii) of the Merger Agreement, the reference to “$30.00” is hereby replaced with “$17.50”.

(i) Section 5.6(d) of the Merger Agreement is hereby deleted in its entirety.

(j) Section 5.17(a) of the Merger Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board (i) the one (1) person that is designated by the Purchaser (which shall be the Chief Executive Officer of the Purchaser, or another Person that is reasonably acceptable to the Company) prior to the Closing (the “Purchaser Director”), and (ii) the six (6) persons that are designated by the Company prior to the Closing (the “Company Directors”), at least three (3) of whom shall qualify as an independent director under Nasdaq rules. Subject to resignations provided by the Company’s directors, the board of directors of the Surviving Corporation immediately after the Closing shall be the same as the board of directors of the Company immediately prior to the Closing. Pursuant to the Amended Purchaser Charter as in effect as of the Closing, the Post-Closing Purchaser Board will be a classified board with three classes of directors, with (I) one class of directors, the Class I Directors, initially serving a one (1) year term, such term effective from the Closing (but any subsequent Class I Directors serving a three (3) year term), (II) a second class of directors, the Class II Directors, initially serving a two (2) year term, such term effective from the Closing (but any subsequent Class II Directors serving a three (3) year term), and (III) a third class of directors, the Class III Directors, serving a three (3) year term, such term effective from the Closing. The Purchaser Director shall be a Class III Director. In accordance with the Amended Purchaser Charter as in effect at the Closing, no director on the Post-Closing Purchaser Board may be removed without cause. At or prior to the Closing, the Purchaser will provide the Purchaser Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Purchaser Director.

(k) Article V of the Merger Agreement is hereby amended by adding the following as a new Section 5.25:

“5.25 Purchaser High Vote Common Stock.

Notwithstanding anything to the contrary herein, the Parties agree that the Amended Purchaser Charter will reflect the creation of the Purchaser High Vote Common Stock to be issued to the Company Principal. Each share of Purchaser High Vote Common Stock shall have the same voting, dividend, liquidation and other rights as one share of Purchaser Class A Common Stock, except that each share of Purchaser High Vote Common Stock shall entitle its holder to a number of votes equal to the greater of (i) one vote and (ii) the number of votes that would cause the aggregate number of shares issued to the Company Principal as consideration in the Merger (excluding any Earnout Shares) to represent 55% of the voting power (to the maximum extent permitted by the rules and regulations of Nasdaq and applicable Law, following the reasonable best efforts of the Purchaser to obtain any necessary approvals) of (A) all shares of Purchaser Common Stock entitled to vote on the election of directors as of immediately following the Closing plus (B) the maximum number of shares of Purchaser Common Stock issuable upon the conversion of all convertible preferred stock or other convertible securities of the Purchaser (if any) outstanding or with respect to which purchase agreements are in effect at Closing, and the shares of Purchaser High Vote Common Stock will vote together with all other shares of Purchaser Class A Common Stock on all matters put to a vote of Purchaser stockholders (the “High Vote Stock Terms”). Each share of Purchaser High Vote Common Stock will automatically convert into a share of Purchaser Class A Common Stock upon transfer (other than to an affiliate) and shall be subject to such sunset provisions and other terms as are required by the rules and regulations of Nasdaq or applicable Law. For the avoidance of doubt and notwithstanding anything herein to the contrary, the creation of the Purchaser High Vote Common Stock pursuant to this Section 5.25 shall in no way constitute a breach of any of Purchaser’s covenants or agreements hereunder or be deemed to cause any representation or warranty of Purchaser to not be true or correct as of the Closing.”

(l) Article V of the Merger Agreement is hereby amended by adding the following as a new Section 5.26:

“5.26 License Agreement.

The Company shall use its reasonable best efforts to, as promptly as practicable (and no later than the day prior to the Target Filing Date) (i) obtain from the Company Principal a waiver by the Company Principal of his right to terminate that certain Amended and Restated License, Likeness, Exclusivity and Restrictive Covenant Agreement dated as of December 23, 2021 by and between, inter alia, the Company and the Company Principal (the “License Agreement”) pursuant to Section 2(a)a6 thereof prior to the later of (A) the Outside Date and (B) any other date to which the Parties mutually agree to extend the time to consummate the Merger or (ii) otherwise obtain an agreement that the License Agreement shall not be terminable by the Company Principal (or his affiliates) prior to the later of (A) the Outside Date and (B) any other date to which the Parties mutually agree to extend the time to consummate the Merger (the “License Agreement Waiver”).”

(m) Article V of the Merger Agreement is hereby amended by adding the following as a new Section 5.27:

“5.27 Updated Diligence Materials.

(a) Promptly following the date hereof, the Company shall use its reasonable best efforts to provide, prior to the Diligence Period Completion Date, the Purchaser with a current Business Plan and such other financial information and other information and materials as may be reasonably requested by Purchaser and its Representatives to complete an updated due diligence of the Company.

(b) Promptly following the date hereof, the Purchaser shall use its reasonable best efforts to provide, prior to the Diligence Period Completion Date, the Company such financial information and other information and materials as may be reasonably requested by the Company and its Representatives to complete an updated due diligence of the Purchaser.

(c) For a period of twenty days following the Diligence Period Completion Date, the Purchaser and the Company shall discuss and negotiate in good faith any additional amendments to this Agreement as may be considered necessary as a result of such diligence or to reflect properly the intent of the Parties.”

(n) Article V of the Merger Agreement is hereby amended by adding the following as a new Section 5.28:

“5.28 Modification of Financing Sources.

The Purchaser agrees to use its reasonable best efforts to discuss with the investors of the PIPE Investment a reduction or termination of the PIPE Investment prior to the Diligence Period Completion Date.”

(o) Article V of the Merger Agreement is hereby amended by adding the following as a new Section 5.29:

“5.29 Registration Rights.

The Purchaser agrees to use its reasonable best efforts to (i) join Affiliates of the Company holding Purchaser Shares after the Effective Time to that certain Registration Rights Agreement dated September 2, 2021, between the Purchaser and the Sponsor and (ii) amend the Registration Rights Agreement dated December 4, 2021, between the Purchaser and the PIPE Investors, if applicable, to allow the Affiliates of the Company to include their pro rata number of Purchaser Shares in each registration statement filed for the benefit of the Sponsor and/or the PIPE Investors following the Closing until all Purchaser Shares held by Affiliates of the Company have been registered for resale.”

(p) Article V of the Merger Agreement is hereby amended by adding the following as a new Section 5.30:

“5.30 Amendment to Registration Statement.

The Purchaser shall use reasonable best efforts to file an amendment to the Registration Statement as promptly as practicable, and in no event later than October 9, 2023.”

(q) Section 8.1(b) of the Merger Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by December 31, 2023 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(r) Section 8.1 of the Merger Agreement is hereby amended by adding the following as a new Section 8.1(j), Section 8.1(k), Section 8.1(l), and Section 8.1(m).

“(j) by the Purchaser if the License Agreement Waiver has not been obtained by the earlier of September 30, 2023 and the Target Filing Date;

(k) by the Purchaser if the board of directors of the Purchaser, following updated due diligence conducted pursuant to Section 5.27(a), no longer believes in good faith that the Merger and the transactions contemplated by this Agreement (as may be amended from time to time) are in the best interests of Purchaser or its stockholders; provided that such termination right may only be exercised on or prior September 30, 2023; or

(l) by the Company if the board of directors of the Company, following updated due diligence conducted pursuant to Section 5.27(b), no longer believes in good faith that the Merger and the transactions contemplated by this Agreement (as may be amended from time to time) are in the best interests of the Company or its stockholders; provided that such termination right may only be exercised on or prior to September 30, 2023; or

(m) by the Company if the Purchaser has not filed an amendment to the Registration Statement by October 9, 2023; provided that such termination right may only be exercised on or prior to October 13, 2023.”

(s) Clause (i) of Section 8.2 of the Merger Agreement is hereby amended to delete “5.6(d),”.

(t) Section 10.12 of the Merger Agreement is hereby amended by adding the following at the end thereof:

“The Parties acknowledge and agree that the shares of Purchaser Common Stock issuable to the holders of Company Common Stock that was issued to holders of Company Convertible Notes pursuant to Section 9.1(g) shall be in addition to the number of shares of Purchaser Common Stock issuable to other holders of Company Common Stock pursuant to Section 8.1(a)(i), and to the extent necessary the Parties agree to work in good faith to enter into such amendments to this Agreement as may be necessary to reflect the foregoing.”

(u) Section 11.1 of the Merger Agreement is hereby amended by adding the following definitions:

“Diligence Period Completion Date” means August 31, 2023.

“Purchaser High Vote Common Stock” means the shares of Class C common stock, par value $0.0001 per share, of the Purchaser. For all purposes of this Agreement, Purchaser High Vote Common Stock shall be deemed to have the same value as all other Purchaser Common Stock.

“Second Amendment” means the Second Amendment to Agreement and Plan of Merger dated as of August 8, 2023, by and among the Parties.

“Target Filing Date” means September 30, 2023.

(v) Section 11.1 of the Merger Agreement is hereby amended by deleting the definition of “Business Plan” and replacing it with the following:

“Business Plan” means the October 2021 business plan of the Company which was previously provided to the Purchaser, as the same may be updated or amended from time to time by the Company.

(w) Section 11.1 of the Merger Agreement is hereby amended by deleting the definition of “Company Convertible Notes” and replacing it with the following:

“Company Convertible Notes” means the series of convertible promissory notes in the aggregate principal amount of up to Sixty Million dollars ($60,000,000) issued by the Company pursuant to those certain note purchase agreements, by and among the Company and the holders party thereto including any additional convertible promissory notes (the “Additional Company Convertible Notes”) of like tenor entered into after the date of this Agreement. The Additional Company Convertible Notes shall feature a floor conversion price of $8.00 or greater.

(x) Section 11.1 of the Merger Agreement is hereby amended by deleting the definition of “Company Security Holder” and replacing it with the following:

“Company Security Holders” means, collectively, the holders of Company Securities (other than, and to the extent that, such Company Securities were received as a result of the conversion of the Company Convertible Notes).

(y) Section 11.1 of the Merger Agreement is hereby amended by deleting the definition of “Company Stockholders” and replacing it with the following:

“Company Stockholders” means, collectively, the holders of Company Stock (other than, and to the extent that, such Company Stock was received as a result of the conversion of the Company Convertible Notes).

(z) Section 11.1 of the Merger Agreement is hereby amended by deleting the definition of “Fully-Diluted Company Shares” and replacing it with the following:

“Fully-Diluted Company Shares” means, at the Effective Time, the total number of issued and outstanding shares of Company Stock, treating all outstanding in-the-money Company Convertible Securities as having been exercised as of the Effective Time, but excluding (i) any Company Securities described in Section 1.9(b) and (ii) any Company Common Stock issued to the holders of Company Convertible Notes pursuant to Section 1.9(g).”

(aa) Section 11.1 of the Merger Agreement is hereby amended by deleting the definition of “Purchaser Common Stock” and replacing it with the following:

“Purchaser Common Stock” means the shares of (i) Purchaser Class A Common Stock and Purchaser Class B Common Stock (which following the Effective Time shall comprise a single class of common stock) and (ii) Purchaser High Vote Common Stock, collectively.

(bb) Section 11.1 of the Merger Agreement is hereby amended by deleting the definition of “Redemption Price” and replacing it with the following:

“Redemption Price” means an amount equal to $10.00 (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

2. Consents.

(a) Notwithstanding Section 5.2(b)(ii) and 5.2(b)(iv) of the Merger Agreement, the Company and the Purchaser acknowledge and agree that prior to the Closing, the Company may (i) incur additional Indebtedness from the issuance of Company Convertible Notes in order to finance the Company’s ordinary course costs and expenses and Expenses incurred in connection with the Merger and the transactions contemplated by the Merger Agreement.

(b) Notwithstanding Section 5.3(b)(ii) and 5.3(b)(iv) of the Merger Agreement, the Company and the Purchaser acknowledge and agree that after the date of the Second Amendment and prior to the Closing, the Purchaser may (i) incur additional Indebtedness in the aggregate principal amount of up to Ten Million dollars ($10,000,000) in order to finance the Purchaser’s ordinary course costs and expenses and Expenses incurred in connection with the Merger and the transactions contemplated by the Merger Agreement and (ii) refinance its currently outstanding convertible securities. Any convertible securities issued or refinanced by Purchaser pursuant to the foregoing clause shall feature a floor conversion price of no less than $8.00.

(c) Notwithstanding Section 5.2 or anything else in the Agreement to the contrary, following the Diligence Completion Date, the Company and its Subsidiaries may conduct their business prior to the Closing in accordance with the Business Plan.

3. Public Announcement. As soon as reasonably practicable, and in any event no later than the second (2nd) Business Day following the execution of this Second Amendment, the Parties shall mutually agree upon and, at a time when Nasdaq is closed, issue a mutual press release announcing the execution of this Second Amendment (the “Press Release”). Promptly after the issuance of the Press Release, the Purchaser shall file a current report on Form 8-K (the “Filing”) with the Press Release and a description of this Second Amendment as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Filing in any event no later than the third (3rd) Business Day after the execution of this Second Amendment).

4. Miscellaneous. Except as expressly provided in this Second Amendment, all of the terms and provisions in the Merger Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Second Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Merger Agreement or any Ancillary Document or any rights under either thereof, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Agreement in the Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Merger Agreement, as amended by this Second Amendment (or as the Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Agreement, as amended by this Second Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Merger Agreement is materially different from or inconsistent with any provision of this Second Amendment, the provision of this Second Amendment shall control, and the provision of the Merger Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 10.1 through 10.10, 10.12 and 10.13 of the Merger Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Second Amendment as if all references to the “Agreement” contained therein were instead references to this Second Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has caused this Second Amendment to be signed and delivered as of the date first written above.

The Purchaser:

DIGITAL WORLD ACQUISITION CORP.

By:	/s/ Eric Swider
Name:	Eric Swider
Title:	Chief Executive Officer

The Purchaser Representative:
ARC GLOBAL INVESTMENTS II, LLC, solely in the capacity as the Purchaser Representative hereunder

By:	/s/ Patrick Orlando
Name:	Patrick Orlando
Title:	Authorized Signatory

Merger Sub:
DWAC MERGER SUB INC.

By:	/s/ Patrick Orlando
Name:	Patrick Orlando
Title:	President

The Company:
TRUMP MEDIA & TECHNOLOGY GROUP CORP.

By:	/s/ Devin Nunes
Name:	Devin Nunes
Title:	Chief Executive Officer

The Seller Representative:

General Counsel of the Company, solely in the capacity as the Seller Representative hereunder

By:	/s/ Scott Glabe
Name:	Scott Glabe
Title:	General Counsel

[Signature Page to Second Amendment to Merger Agreement]